Exhibit 10.1

Execution Version

AMERICAN RESIDENTIAL PROPERTIES, INC.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL VESTING AGREEMENT

(Patricia B. Dietz)

THIS EXECUTIVE SEVERANCE AND CHANGE IN CONTROL VESTING AGREEMENT (this “Agreement”) is entered into by and between AMERICAN RESIDENTIAL PROPERTIES, INC., a Maryland corporation (hereinafter referred to as the “Company”), and Patricia B. Dietz (hereinafter referred to as the “Executive”) and is effective as of the Effective Date defined in Section 1 below.
WHEREAS, the Company wishes to employ the Executive as the Company’s General Counsel, Chief Compliance Officer and Secretary and the Executive wishes to accept such offer on the terms set forth herein as of the Effective Date defined in Section 1 below; and
WHEREAS, the Company acknowledges that the Executive is expected to make significant contributions to the growth and success of the Company; and
WHEREAS, the Company and the Executive wish to memorialize the compensation and benefits that will be payable to the Executive in connection with her employment with the Company, including upon the termination of the Executive’s employment under certain circumstances and in the event of a Change in Control (as defined below) of the Company; and
WHEREAS, the Company is willing to provide such assurances only in accordance with the terms and conditions of this Agreement and most especially in exchange for the Executive’s covenants and promises set forth in Section 7 of this Agreement; and,
WHEREAS, the Executive is willing to accept the Company’s assurances only in accordance with the terms and conditions of this Agreement and in exchange for the promises and consideration contained herein.
Accordingly, the parties hereto agree as follows:
1.Term. The Effective Date of this Agreement is July 7, 2014. The Term of this Agreement begins on the Effective Date and ends on the date the Executive’s employment by the Company terminates for any reason, subject to the surviving provisions of this Agreement as described in Section 8.14.

2.No Employment Contract; Employment At Will. This Agreement is not a contract for employment with the Company and this Agreement does not confer upon the Executive any right to continuance of employment with the Company. The Executive’s employment with the Company is on an at-will basis and either the Company or the Executive may terminate the Executive’s employment for any reason or no reason.

3.Duties. The Executive, in her capacity as General Counsel, Chief Compliance Officer and Secretary of the Company, shall faithfully perform for the Company the duties of said offices and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Chief Executive Officer or the President of the Company. Such duties may include, without limitation, the performance of services for, and serving as an officer or director of, any subsidiary of the Company without any additional compensation. The Executive shall report directly to the Chief Executive Officer or the President of the Company and shall devote substantially all of the Executive’s business time and effort to the performance of the Executive’s duties hereunder. Provided that the following activities do not interfere with the Executive’s duties to the Company and provided that the following activities do not violate the Executive’s covenant against competition as described at Section 7.2 hereof, during the Term the Executive may perform personal, charitable and other business activities, including, without limitation, serving as a member of one or more boards of directors of charitable or other non-profit professional organizations.

4.Compensation and Benefits.

4.1     Salary. The Company will pay the Executive during the Term a salary at the rate of Two Hundred and Twenty Five and No/100s Dollars ($225,000) per annum (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives generally. The Annual Salary may be increased from time to time by an amount and on such conditions as may be approved by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”), and upon the effective date of such increase, the increased amount shall thereafter be deemed to be the Annual Salary.

4.2     Equity Awards; Bonus Compensation.

(a)Initial Equity Grant. The Company will grant to the Executive an initial award of LTIP Units (the “Initial Award”) valued at $100,000 pursuant to the Company’s 2012 Equity Incentive Plan (as amended from time to time, the “2012 Equity Incentive Plan”). Subject to approval by the Compensation Committee, the number of LTIP Units granted to the Executive in the Initial Award will be determined by dividing $100,000 by the average closing price of the Company’s common stock on the NYSE during the ten (10) trading day immediately preceding the grant date, with the grant date being July 7, 2014. Subject to approval of the Compensation Committee, these LTIP Units will be subject to forfeiture restrictions that will lapse in equal 1/3 installments on each of the first three anniversaries of the date of grant; namely, on July 7, 2015, July 7, 2016 and July 7, 2017, subject to the Executive’s continued employment until the applicable vesting date and subject to accelerated vesting to the extent the conditions for accelerated vesting, as provided in the Long Term Incentive Plan Unit Vesting Agreement which evidences the grant of such LTIP Units, which Agreement shall be in the form attached as Attachment B, are satisfied.
(b)
(c)Annual Bonus and Other Discretionary Awards. The Executive will be eligible to earn annual cash bonuses (each an “Annual Bonus”) upon approval by the Compensation Committee in its discretion. The Compensation Committee shall approve a target level (the “Target Level”) each year for the Annual Bonus within 60 days after the beginning of the applicable year. The initial Target Level will be equal to 40% of the Annual Salary (the “Initial Target Level”), subject to approval of the actual Annual Bonus by the Compensation Committee in its discretion. Each Annual Bonus will be paid within 60 days after the end of the fiscal year to which such Annual Bonus relates. Additionally, the Executive will be eligible to participate in the 2012 Equity Incentive Plan and any subsequent equity incentive plan approved by the Board (each and any of the foregoing is a “Company Incentive Plan”) for equity bonus compensation (any equity compensation granted to the Executive by the Company, whether under this Agreement, a Company Incentive Plan or otherwise approved by the Board, and whether in the form of restricted stock, stock options, long-term incentive plan units, stock appreciation rights or other equity or equity-linked awards, is, collectively, “Equity Compensation”). The terms of any Annual Bonus, the Initial Award, and any other bonus or Equity Compensation will be established by the Compensation Committee and will not be deemed to be “earned or accrued” until approved by the Compensation Committee for payment or award.

4.3    Acceleration of Rights upon Change in Control. Upon the occurrence of a “Change in Control” (as such term is defined in the 2012 Equity Incentive Plan as in effect as of the Effective Date), all Equity Compensation awarded to the Executive under this Agreement or in the future, to the extent not vested as of the date of the Change in Control or to the extent that any such award is subject to forfeiture restrictions as of the date of the Change in Control, shall, immediately prior to the effectiveness of the Change in Control, be deemed vested and all forfeiture restrictions shall lapse (treating any applicable performance criteria as fully satisfied). Notwithstanding the foregoing, to the extent necessary for the Executive to avoid taxes and/or penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Tax Code”), a Change in Control shall not be deemed to occur unless it constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations promulgated under Section 409A of the Tax Code.

4.4    Benefits - In General. The Executive shall be permitted during her employment with the Company to participate in any group life, hospitalization or disability insurance plan, health program, pension and profit sharing plan, 401(k) plan, and similar benefits that may be available to other senior executives of the Company generally, on the same terms as may be applicable to such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

4.5     Earned and Accrued Benefits. For purposes of this Agreement, with respect to “earned and accrued benefits” to which the Executive becomes entitled in connection with the termination of her employment hereunder, benefits shall be deemed to be “earned and accrued” if the Executive is employed with the Company as of the date such benefit becomes payable, becomes vested or is scheduled to occur. For purposes of this Agreement, with respect to “earned and accrued Annual Bonus” payments to be made to the Executive in connection with certain termination events as specified herein, Annual Bonus payments shall be deemed to be “earned and accrued” as of the effective date of termination (a) if the

Executive is employed with the Company as of the date of the last day of the period for which such Annual Bonus payment shall be made; and (b) to the extent that the criteria or performance goals, if any, for determining the amount of such payment are objective and measurable criteria, such objective and measurable criteria have been satisfied or achieved. Earned and accrued Annual Bonus specifically includes, without limitation, any bonus payments payable to Executive under any approved bonus plan or arrangement that is awarded and vested. Notwithstanding the foregoing, a pro rated portion of any Annual Bonus for the year in which termination occurs, based on the Target Level for the year in which the termination occurs and the portion of the year that has elapsed as of the date of termination, shall be deemed to be “earned and accrued” in the event of any termination of the Executive’s employment pursuant to Sections 5.1, 5.3 and 5.4.

4.6     Paid Time Off. The Executive shall be entitled to no fewer than fifteen (15) days of paid time off per year, plus Company-scheduled holidays. Any unused days of paid time off will be forfeited at the end of the year.

4.7     Expenses. The Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred and, in the case of reimbursement, actually paid by the Executive during the Term in connection with the performance of the Executive’s services under this Agreement, provided that the Executive shall submit such expenses in accordance with the policies applicable to senior executives of the Company generally. For avoidance of doubt, the Company shall reimburse Executive for all reasonable fees and expenses related to the maintenance of Executive’s license to practice law in Arizona and any other jurisdiction that the Company may require of Executive.

5.     Termination of Employment. The Company may terminate the Executive’s employment with or without Cause (as defined herein below). The Executive may terminate the Executive’s employment with the Company for Good Reason (as defined herein below) or without Good Reason. In addition, the Company or the Executive may terminate the Executive’s employment upon the Executive’s disability as provided in Section 5.1. The survival provisions of this Agreement described in Section 8.14 contemplate, without limitation, that, upon any termination of her employment, the Executive shall remain subject to the provisions of the Covenant Against Competition set forth in Section 7.2.

5.1     Termination upon the Executive’s Death or Disability.

(a)If the Executive dies during the Term the obligations of the Company to or with respect to the Executive under this Agreement shall terminate in their entirety except as otherwise provided in this Section 5.1 and except for the surviving provisions of this Agreement as described in Section 8.14.

(b)If the Executive becomes eligible for disability benefits under the Company’s long-term disability plans and arrangements (or, if none applies, would have been so eligible under a competitive plan as reasonably determined by the Compensation Committee), the Company or the Executive shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon at least ninety (90) days’ prior written notice to the other party, provided that the Company shall not have the right to terminate the Executive’s employment pursuant to this Section 5.1(b) if, (i) in the opinion of a qualified physician reasonably acceptable to both parties, it is reasonably certain that the Executive will be able to resume her duties on a regular full-time basis within one hundred eighty (180) days of the date that the notice of such termination is delivered, and (ii) on or before the expiration of such one hundred eighty (180) day period, the Executive has resumed her duties on a regular full-time basis.

(c)Upon the Executive’s death or the termination of the Executive’s employment by virtue of disability, all of the following shall apply:

(i)     The Executive, or the Executive’s estate or beneficiaries in the case of the death of the Executive, shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment, except that the Company shall reimburse Executive’s COBRA premium under the Company’s major medical group health and dental plan (including the costs of Executive’s premium required to maintain coverage for her dependents), and the Company will continue to provide such additional continuing benefits as the Executive and her dependents would have been entitled to under this Agreement, on a monthly basis, for a period of 18 months after such termination or until the expiration of the period in which COBRA coverage must be provided, whichever is less. In addition, the Executive, or the Executive’s estate or beneficiaries in the case of the death of the Executive, shall be entitled to receive the Executive’s Annual Salary and other benefits that are earned and accrued under this Agreement prior to the date of termination, the Executive’s earned and accrued Annual Bonus, vesting of or lapsing of any forfeiture restrictions on any Equity Compensation as provided in clause (ii) below, and reimbursement of expenses incurred by the Executive prior to the date of such termination for expenses that are reimbursable expenses under the terms of this Agreement; provided that if the Executive is a “specified employee” within the meaning of Section 409A of the Tax Code, any payments of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation

Sections 1.409A-1(b)(3) through (b)(12)), shall not commence until the first day of the seventh month beginning after the date of the Executive’s “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following her or her death if a delay in payment is required, to avoid the imposition of the additional 20% tax under Section 409A of the Tax Code (and in the case of installment payments, the first payment shall include all installment payments required by this subsection that otherwise would have been made during such period). If no deferral is required pursuant to the preceding sentence, the payment will be made within five (5) business days after the date of termination;

(ii)     Subject to Section 4.2(b), all of the Equity Compensation previously awarded to Executive, to the extent not vested or to the extent subject to forfeiture restrictions, as of the date of termination of the Executive’s employment, shall immediately be deemed vested and all forfeiture restrictions shall immediately lapse (treating any performance criteria as fully satisfied), and any outstanding options to acquire shares of Company stock shall immediately be vested and shall be, as determined in the discretion of the Board, either (A) exercisable by the Executive or, in the case of the Executive’s death, by the beneficiaries of the Executive’s estate, for one (1) year following the termination (or, if shorter, the balance of the regular term of the options) or (B) cashed out or cancelled, as if in accordance with a Change in Control event, pursuant to the conditions set forth in Section 15.03 of the 2012 Equity Incentive Plan as in effect on the Effective Date hereof; and

(iii)     This Agreement shall otherwise terminate and there shall be no further rights with respect to the Executive hereunder except for the surviving provisions of this Agreement as provided in Section 8.14. The payments to be made pursuant to this Section 5.1(c) shall be in addition to, rather than in lieu of, the entitlement of Executive or her estate to any other insurance or benefit proceeds as a result of her death or disability.

5.2     Termination by the Company for Cause. The Company may terminate the Executive’s employment at any time for “Cause” upon written notice to the Executive following the occurrence of any the following events:

(a)the Executive is convicted of (or pleads guilty or nolo contendere to) any felony, or a misdemeanor involving moral turpitude;

(b)the Executive is indicted for or charged with the commission of any felony or misdemeanor involving moral turpitude, if such indictment or charge is not dismissed or otherwise discharged without any finding or admission of guilt within twelve (12) months;

(c)the Executive’s commission of an act of fraud, theft, dishonesty or breach of fiduciary duty related to the Company, its Business (as defined in Section 7.1) or the performance of the Executive’s duties hereunder;

(d)the continuing failure or habitual neglect by the Executive to perform the Executive’s duties hereunder, except that, if such failure or neglect is curable, the Executive shall have thirty (30) days from her receipt of a notice of such failure or neglect to cure such condition and, if the Executive does so to the reasonable satisfaction of the Board (such cure opportunity being available only once), then such failure or neglect shall not constitute Cause hereunder;

(e)any violation by the Executive of the Restrictive Covenants set forth in Section 7 except that, if such violation is not willful and is curable, the Executive shall first have thirty (30) days from her receipt of notice of such violation to cure such condition and, if the Executive does so to the reasonable satisfaction of the Board (such cure opportunity being available only once), such violation shall not constitute Cause hereunder; or

(f)the Executive’s material breach of this Agreement, except that, if such breach is curable, the Executive shall first have thirty (30) days from her receipt of notice of such breach to cure such breach and, if the Executive does so to the reasonable satisfaction of the Board (such cure opportunity being available only once), such breach shall not constitute Cause hereunder.

If the Company terminates the Executive’s employment for Cause, the Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment, except that the Executive shall be entitled to receive the Executive’s Annual Salary, earned and accrued Annual Bonus, all other benefits that are earned and accrued under this Agreement prior to the date of termination, and reimbursement of expenses incurred by the Executive prior to the date of such termination for expenses that are reimbursable expenses under the terms of this Agreement; provided, however, that if the Company terminates Executive’s employment for Cause specifically pursuant to Section 5.2 (a), (b), or (c) above, then no earned and accrued Annual Bonus shall be payable hereunder. This Agreement shall otherwise terminate upon such termination of employment and the Executive shall have no further rights or obligations hereunder except for the surviving provisions of this Agreement as described at Section 8.14.
5.3     Termination by the Company without Cause. The Company may terminate the Executive’s employment at any time without Cause upon thirty (30) days’ prior written notice to the Executive. If the Company terminates the Executive’s employment without Cause and the termination is not due to the Executive’s death or disability, then the termination by the Company will be deemed to be without Cause. If the Company terminates the Executive’s employment without Cause, then the Severance Package provisions of Section 6 shall apply, and this Agreement shall otherwise terminate and the Executive shall have no further rights or obligations hereunder except for the surviving provisions of this Agreement as described at Section 8.14.

5.4     Termination of Employment by the Executive for Good Reason. Subject to the notice and cure provisions set forth below, the Executive may terminate the Executive’s employment with the Company for Good Reason and receive the Severance Package provisions of Section 6 if any of the following have occurred without the Executive’s written consent (“Good Reason”):
(a)any material diminution in the Executive’s title, authorities, duties or responsibilities (including without limitation the assignment of duties inconsistent with her position, the imposition of a requirement that the Executive report directly to any person other than the Chief Executive Officer or the President, a significant adverse alteration of the nature or status of her responsibilities, or a significant adverse alteration of the conditions of her employment);

(b)after there has occurred a Change in Control, any of the following has occurred: (i) a duplication with other Company, including any successor entity, personnel of the Executive’s title, authorities, duties or responsibilities; or (ii) a duplication with other Company personnel of the title, authority, duties, or responsibilities of the supervisor to whom the Executive is required to report;

(c)any reduction of the Executive’s Annual Salary (other than a reduction that is made as part of a broader set of changes to the Company’s executive compensation program and that is applied consistently to all members of the Company’s senior management team);

(d)the Company’s material breach of this Agreement; or

(e)a determination by the Company to relocate its corporate headquarters to a new location that is more than fifty (50) miles from the current address of the Company’s corporate headquarters in Scottsdale, Arizona.

Notwithstanding the forgoing, the Executive shall not be deemed to have terminated this Agreement for Good Reason unless: (y) the Executive terminates this Agreement no later than six (6) months following the initial existence of the above referenced event or condition which is the basis for such termination (it being understood that each instance of any such event shall constitute a separate basis for such termination and a separate event or condition occurring on the date of such instance for purposes of calculating the six- (6)-month period); and (z) the Executive provides to the Company a written notice of the existence of the above referenced event or condition which is the basis for the termination within sixty (60) days following the initial existence of such event or condition, and the Company fails to remedy such event or condition within 30 days following the receipt of such notice. This Agreement shall otherwise terminate upon such termination of employment and the Executive shall have no further rights or obligations hereunder except for the surviving provisions of this Agreement as described in Section 8.14.
5.5     Termination of Employment by the Executive without Good Reason. The Executive may terminate the Executive’s employment with the Company at any time without Good Reason. If the Executive terminates her employment without the occurrence of any of the events constituting “Good Reason” and the termination is not due to the Executive’s death or disability, then the termination by the Executive is without Good Reason. If the Executive terminates the Executive’s employment with the Company without Good Reason, the Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment, except that the Executive shall be entitled to receive the Executive’s Annual Salary, all other benefits that are earned and accrued under this Agreement or under applicable Company benefit plans prior to the date of termination and reimbursement of expenses incurred by the Executive prior to the date of such termination for expenses that are reimbursable expenses under the terms of this Agreement. This Agreement shall otherwise terminate upon such termination of employment and the Executive shall have no further rights or obligations hereunder except for the surviving provisions of this Agreement as described in Section 8.14.

6.     Severance Package in the Event of Certain Terminations of Employment. The Executive shall be entitled to certain rights and shall be bound by certain obligations as described in this Section 6 (the “Severance Package”) if the Executive’s employment terminates under any of the following conditions: (x) if the Company terminates the Executive’s employment without Cause, or (y) if the Executive terminates the Executive’s employment for Good Reason. For purposes of this Agreement, the “Severance Package” shall consist of all of the following rights and obligations:

(a)The Executive shall be entitled to receive the Executive’s Annual Salary, earned and accrued Annual Bonus, all other benefits that are earned and accrued under this Agreement and under applicable Company benefit plans prior to the date of termination, and reimbursement of expenses incurred by the Executive prior to the date of such termination for expenses that are reimbursable expenses under the terms of this Agreement;

(b)If the Executive signs the general release of claims in favor of the Company in the form set forth in Attachment “A” and the general release becomes irrevocably effective not later than forty-five (45) days after the date of the termination event, the Executive shall also be entitled to all of the following:

(i)a cash payment equal to one (1) times the sum of (A) the Executive’s Annual Salary (as in effect on the effective date of such termination excluding any reduction not permitted by this Agreement), plus (B) the average Annual Bonus actually paid for the two fiscal years preceding the date of termination (“Average Annual Bonus”), payable in twelve (12) equal monthly installments in accordance with the Company’s usual and customary salary payroll practices (and made payable to the Executive’s estate in the event that the Executive dies prior to the expiration of such period). If the date of termination occurs before Annual Bonuses have been paid for two fiscal years, then the Average Annual Bonus shall equal the most recently paid Annual Bonus. If the date of termination occurs before any Annual Bonus has been paid, then the Average Annual Bonus shall be based on the Initial Target Level specified in Section 4.2(b). Notwithstanding the foregoing, if the Executive is a “specified employee” within the meaning of Section 409A of the Tax Code, any payments of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)), shall not commence until the first day of the seventh month beginning after the date of the Executive’s “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) to avoid the imposition of the additional 20% tax under Section 409A of the Tax Code (and in the case of installment payments, the first payment shall include all installment payments required by this subsection that otherwise would have been made during such period); and
(ii)all of the Equity Compensation awarded to the Executive, to the extent not vested or to the extent subject to forfeiture restrictions as of the date of the termination of the Executive’s employment, shall immediately be deemed vested and any forfeiture restrictions shall immediately lapse (treating the performance criteria for the year in which the date of termination occurs as fully satisfied), and any outstanding options to acquire shares of Company stock shall immediately be vested and shall be, as determined in the discretion of the Board, either (A) exercisable by the Executive or, in the case of the Executive’s death, by the beneficiaries of Executive’s estate, for one (1) year following the termination (or, if shorter, the balance of the regular term of the options), or (B) cashed out or cancelled, as if in accordance with a Change in Control event, pursuant to the terms set forth in Section 15.03 of the 2012 Equity Incentive Plan as in effect on the Effective Date hereof.

Unless a later payment date is required under Code section 409A (as described above or pursuant to Section 8.2 of this Agreement), payments due under the Severance Package shall be paid to the Executive (or installment payments shall commence) on the fiftieth (50th) day following the date of the termination event. This Agreement shall otherwise terminate upon such termination of employment and the Executive shall have no further rights hereunder except for surviving provisions of this Agreement as provided in Section 8.14.
7.     Covenants of the Executive.

7.1     General Covenants of the Executive. The Executive acknowledges that (a) the principal business of the Company is the acquisition, rental, management and financing of single-family residential properties (such business, and any and all other businesses that after the date hereof, and from time to time during the Term, become material with respect to the Company’s then-overall business, herein being collectively referred to as the “Business”) (for purposes of this Agreement, “Single-family Residential Business” shall mean a company, partnership, limited liability company or other entity that invests in primarily single-family residential rental properties; (b) the Company knows of a limited number of persons who have developed the Business; (c) the Business is, in part, national in scope; (d) the Executive’s work for the Company and its subsidiaries has given and will continue to give the Executive access to the confidential affairs and proprietary information of the Company and to “trade secrets,” (as defined under the laws of the State of Arizona) of the Company and its subsidiaries; (e) the covenants and agreements of the Executive contained in this Section 7.1 are essential to the business and goodwill of the Company; and (f) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 7.1.

7.2     Covenant Against Competition. The covenant against competition herein described shall apply as follows:

(a)during the Term;

(b)for a period of one (1) year following a termination of the Executive’s employment by the Company without Cause or by the Executive with Good Reason;

(c)for a period of one-hundred eighty (180) days following a termination of the Executive’s employment by the Company for Cause or by the Executive for any reason other than disability or without Good Reason if the Company pays the Executive her Annual Salary for the 180-day period, and the Company shall have the option to extend the period for up to an additional one-hundred eighty (180) days if the Company pays the Executive her Annual Salary and a pro rated portion of her Annual Bonus at the then applicable Target Level as in effect on the date of termination during such extended period; and

(d)as to Section 7.2(bb) and (dd), at any time during and after the Executive’s employment with the Company and its subsidiaries.

During the time periods described hereinabove, the Executive covenants as follows:
(aa)    The Executive shall not, directly or indirectly, own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate in any Single-family Residential Business or other financial investment business which owns single-family residential rental properties as its primary business and that has assets in excess of Two Hundred Million and No/00 Dollars ($200,000,000), if such business is in competition in any manner whatsoever with the Business of the Company in any state or country or other jurisdiction in which the Company conducts its Business as of the date of termination; provided, however, that, notwithstanding the foregoing, (i) the Executive may own or participate in the ownership of any entity which she owned or managed or participated in the ownership or management of prior to the Effective Date which ownership, management or participation has been disclosed to the Company; and (ii) the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers Automated Quotation System or equivalent non-U.S. securities exchange, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity and (C) the Executive does not knowingly, directly or indirectly, own one percent (1%) or more of any class of securities of such entity.
(bb)    Except in connection with the business and affairs of the Company and its affiliates: the Executive shall keep secret and retain in strictest confidence, and shall not use for her benefit or the benefit of others, all confidential matters relating to the Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its subsidiaries (or any predecessor of either) (the “Confidential Company Information”), including, without limitation, information with respect to the Business and any aspect thereof, profit or loss figures, and the Company’s or its affiliates’ (or any of their predecessors) properties, and shall not disclose such Confidential Company information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which (i) at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive; (ii) is clearly obtainable in the public domain; (iii) was not acquired by the Executive in connection with the Executive’s employment or affiliation with the Company; (iv) was not acquired by the Executive from the Company or its representatives or from a third-party who has an agreement with the Company not to disclose such information; (v) was legally in the possession of or developed by the Executive prior to the Effective Date; or (vi) is required to be disclosed by rule of law or by order of a court or governmental body or agency. For purposes of this Agreement, "affiliate” means, with respect to the Company, any person, partnership, corporation or other entity that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act of 1933, as now in effect or as hereafter amended.
(cc)    The Executive shall not, without the Company’s prior written consent, directly or indirectly, (i) knowingly solicit or knowingly encourage to leave the employment or other service of the Company or any of its affiliates, any employee employed by the Company at the time of the termination thereof or knowingly hire (on behalf of the Executive or any other person or entity) any employee employed by the Company at the time of the termination who has left the employment or other service of the Company or any of its affiliates (or any predecessor of either) within one (1) year of the termination of such employee’s or independent contractor’s employment or other service with the Company and its affiliates; or (ii) whether for the

Executive’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates, relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Executive’s employment with the Company is or was a customer or client of the Company or any of its affiliates (or any predecessor of either). Notwithstanding the above, nothing shall prevent the Executive from soliciting loans, investment capital, or the provision of management services from third parties engaged in the Business if the activities of the Executive facilitated thereby do not otherwise adversely interfere with the operations of the Business.
(dd)    All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by the Executive or made available to the Executive during the Term concerning the Business of the Company and its affiliates shall be the Company’s property and shall be delivered to the Company at any time on request. Notwithstanding the above, the Executive’s contacts and contact data base shall not be the Company’s property. Notwithstanding the above, software, methods and material developed by, or in the lawful possession of, the Executive prior to the Term of this Agreement shall not be the Company’s property.
7.3     Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 7.1 or 7.2 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company and its affiliates shall have the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages). The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants. The Company has the right to cease making the payments provided as part of the Severance Package in the event of a material breach of any of the Restrictive Covenants that, if capable of cure and not willful, is not cured within thirty (30) days after receipt of notice thereof from the Company.

8.     Other Provisions.

8.1     Severability. The Executive acknowledges and agrees that the Executive has had an opportunity to seek advice of counsel in connection with this Agreement and that the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

8.2     Duration and Scope of Covenants. If any court or other decision maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

8.3     Enforceability of Restrictive Covenants; Jurisdictions. Subject to the parties obligations under Section 8.4, the Company and the Executive intend to and hereby consent to jurisdiction to enforce the Restrictive Covenants in the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.

8.4     Arbitration. Except with respect to any claims or disputes arising from or relating to the Restrictive Covenants or arising after a Change in Control, any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in Phoenix, Arizona in accordance with the Commercial Arbitration Rules, as amended from time to time, of the American Arbitration Association (the “AAA”). The Company and the Executive will each select an arbitrator, and a third arbitrator will be selected jointly by the arbitrators selected by the Company and the Executive within fifteen (15) days after demand for arbitration is made by a Party. If the arbitrators selected by the Company and the Executive are unable to agree on a third arbitrator within that period, then either the Company or the Executive may request that the AAA select the third arbitrator. The arbitrators will possess substantive legal experience in the principle issues in dispute and will be independent of the Company and the Executive. To the extent permitted by applicable law and not prohibited by the Company’s certificate of incorporation and bylaws, the Company will pay all expenses (including the reasonable expenses of the Executive, including her reasonable legal fees, if the Executive is the prevailing party in such arbitration) incurred in connection with arbitration and the fees and expenses of the arbitrators and will advance such expenses from time to time as required. Except as may otherwise be agreed in writing by the parties or as ordered by the arbitrators upon substantial justification shown, the hearing for the dispute will be held within 60 days of submission of the dispute to arbitration. The arbitrators will render their final award within 30 days following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrators. The arbitrators will state the factual and legal basis for the award. The decision of the arbitrators will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective.

8.5     Attorneys’ Fees. If litigation after a Change in Control shall be brought to enforce or interpret any provision contained herein, the Company, to the extent permitted by applicable law and not prohibited by the Company’s certificate of incorporation and bylaws, shall indemnify the Executive for the Executive’s reasonable attorneys’ fees and disbursements incurred in such litigation if the Executive is the prevailing party in such litigation.

8.6     Notices. Any notice, consent or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission, Federal Express or similar overnight courier or sent by certified, registered or express mail, postage prepaid. Any such notice, consent or other communication shall be deemed given when so delivered personally, delivered by overnight courier or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

(a)If to the Company, to:

American Residential Properties, Inc.
7047 East Greenway Parkway Suite 350
Scottsdale, AZ 85254
Attention: Chairman & CEO
Fax: 480.264.2943

with a copy to:
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219
Fax: 480.264.2943
Attention: Daniel M. LeBey, Esq.
Fax: (804) 788-8218

(b)If to the Executive, to:

Ms. Patricia B. Dietz
c/o The Phoenix Law Group
8765 East Bell Road, Suite 110
Scottsdale, Arizona 85260
Fax: (480) 444-1270

with a copy to:

The Phoenix Law Group
Feldman Brown Wala Hall & Agena, PLC
8765 East Bell Road, Suite 110
Scottsdale, Arizona 85260
Attention: Joel Agena, Esq.
Fax: (480)  444-1270

Any such person may by notice given in accordance with this Section to the other parties hereto designate another address or person for receipt by such person of notices hereunder.
8.7     Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with the Company or its subsidiaries (or any predecessor of either).

8.8     Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

8.9     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED EXCLUSIVELY IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Subject to the provisions of Section 8.3 and the parties’ obligations under Section 8.4, the Executive and the Company each hereby expressly consents to the exclusive venue and jurisdiction of the state and federal courts located in Phoenix, Arizona, for any lawsuit arising from or relating to this Agreement.

8.10     Assignment. This Agreement shall not be assignable either by the Company (except to an affiliate of the Company, in which event the Company shall remain liable if the affiliate fails to meet any of the Company’s obligations hereunder, including without limitation to provide the employment opportunities offered hereby and to make payments or provide benefits or otherwise) or by the Executive. In the event that the Executive consents to the assignment of this Agreement to a successor in interest of the Company upon a Change in Control, such consent shall not be deemed to waive or diminish the Executive’s rights under Section 4.3. References to “the Company” shall include any of its successors by merger, acquisition, permitted assignment or other change of control event.

8.11     Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of withholding required by law. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting in or delivery of any Equity Compensation, the Company shall have the right to require such payments from the Executive or withhold such amounts from other payments due to the Executive from the Company or any affiliate, or to withhold such Equity Compensation that would otherwise have been issued to the Executive. The Executive shall have the right to recommend the manner in which such payments shall be made or withheld. No other taxes, fees, impositions, duties or other charges or offsets of any kind shall be deducted or withheld from amounts payable hereunder, unless otherwise required by law.

8.12     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

8.13     Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

8.14     Survival. The rights and obligations of the parties under this Agreement, which by their nature or terms would continue beyond the termination or expiration of this Agreement, shall survive the termination or expiration of this Agreement. The Company’s obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to the Company. This Agreement shall not be terminated by any merger or consolidation or other reorganization of the Company. In the event any such merger, consolidation or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or person. Notwithstanding any provision to the contrary, the Company’s obligations under Sections 5.1 and 6 shall survive the termination or expiration of this Agreement.

8.15     No Duty to Mitigate. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event the Executive does mitigate.

8.16     Existing Agreements. Executive represents to the Company that the Executive is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit the Executive from executing this Agreement or limit the Executive’s ability to fulfill the Executive’s responsibilities hereunder.

8.17     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.18     Parachute Provisions. If any amount payable to, or other benefit receivable by the Executive pursuant to this Agreement (taking into account payments and benefits under other agreements, plans and agreements) is deemed to constitute a “parachute payment” as defined in Section 280G of the Tax Code, then such payment or benefit shall be reduced in accordance with, and to the extent required by, the provisions of the 2012 Equity Incentive Plan.

8.19     Indemnification; Directors and Officer’s Insurance. The Executive shall be entitled to indemnification in all instances in which the Executive is acting within the scope of her authority or duties to the fullest extent permitted by applicable law and not prohibited by the Company’s charter and bylaws, from and against any damages or liabilities, including reasonable attorney’s fees; provided, however, that the Executive shall not be entitled to indemnification for damages or liabilities which result from or arise out of the Executive’s willful misconduct or gross negligence. During the Term, the Company will maintain directors’ and officers’ liability insurance in a coverage amount of not less than Ten Million and No/00 Dollars ($10,000,000).

8.20     409A. This Agreement and the amounts payable and other benefits hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Tax Code. This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Agreement is found not to comply with, or otherwise not to be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Board or Compensation Committee thereof and without requiring the Executive’s consent, in such manner as the Board or Compensation Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A. The preceding provisions shall not constitute or be construed as a guarantee, representation or warranty by the Company of any particular favorable tax effect or result to the Executive of the payments and other benefits under this Agreement.
With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (a) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Tax Code; (b) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
If a payment obligation under this Agreement arises on account of the Executive’s termination of employment and if such payment is subject to Section 409A, the payment shall be paid only in connection with the Executive’s “separation from service” (as defined in Treas. Reg. Section 1.409A-1(h)). If a payment obligation under this Agreement arises on account of the Executive’s “separation from service” (as defined under Treas. Reg. Section 1.409A-1(h)) while the Executive is a “specified employee” (as defined under Treas. Reg. Section 1.409A-1(h)), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Executive’s separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following her death.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have signed their names to this Agreement as of the day and year set forth below.

COMPANY:
AMERICAN RESIDENTIAL PROPERTIES, INC., a Maryland corporation:

Date: June 12, 2014	By:	/s/ Stephen G. Schmitz
	Name:	Stephen G. Schmitz
	Title:	Chief Executive Officer

EXECUTIVE:
Date: June 12, 2014	PATRICIA B. DIETZ /s/ Patricia B. Dietz Signature

ATTACHMENT “A”
to
AMERICAN RESIDENTIAL PROPERTIES, INC.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL VESTING AGREEMENT

(Patricia B. Dietz)

General Release of Claims
Consistent with Section 6 of the Executive Severance and Change in Control Vesting Agreement dated _______________, 2014, between AMERICAN RESIDENTIAL PROPERTIES, INC. (the “Company”) and me (the “Severance Agreement”) and in consideration for and contingent upon my receipt of the Severance Package set forth in Section 6(b) of the Severance Agreement, I, for myself, my attorneys, heirs, executors, administrators, successors, and assigns, do hereby fully and forever release and discharge the Company and its affiliated entities (as defined in the Severance Agreement), as well as their predecessors, successors, assigns, and their current or former directors, officers, partners, agents, employees, attorneys, and administrators from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which I have or may have against any of them arising out of or in connection with my employment by the Company, the Severance Agreement, the termination of my employment with the Company, or any event, transaction, or matter occurring or existing on or before the date of my signing of this General Release, except that I am not releasing any (a) right to indemnification that I may otherwise have, (b) right to Annual Salary and benefits under applicable benefit plans that are earned and accrued but unpaid as of the date of my signing this General Release, (c) right to reimbursement for business expenses incurred and not reimbursed as of the date of my signing this General Release, (d) right to any bonus payment(s), equity compensation, or other compensation due under the Severance Agreement, the Bonus Plan, the Equity Incentive Plan, and any Company Incentive Plan that is earned and accrued for the most recent completed calendar year for which a bonus payment has not then been paid as of the date of my signing this General Release; or (e) claims arising after the date of my signing this General Release. I agree not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are lawfully released herein. I further hereby irrevocably and unconditionally waive any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are lawfully released herein. I represent and warrant that I have not previously filed or joined in any such claims, demands or entitlements against the Company or the other persons released herein and that I will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such claims, demands or lawsuits.
Except as otherwise expressly provided above, this General Release specifically includes, but is not limited to, all claims of breach of contract, employment discrimination (including any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any comparable Arizona law, all as amended, or any other applicable federal, state, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), claims concerning recruitment, hiring, termination, salary rate, severance pay, stock options, wages or benefits due, sick leave, holiday pay, vacation pay, life insurance, group medical insurance, any other fringe benefits, worker’s compensation, termination, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by me or on my behalf in any suit, charge of discrimination, or claim against the Company or the persons released herein.
I acknowledge that I have been given an opportunity of twenty-one (21) days to consider this General Release and that I have been encouraged by the Company to discuss fully the terms of this General Release with legal counsel of my own choosing. Moreover, for a period of seven (7) days following my execution of this General Release, I shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act, a federal statute that prohibits employers from discriminating against employees who are age 40 or over. If I elect to revoke this General Release within this 7-day period, I must inform the Company by delivering a written notice of revocation to the Company’s Director of Human Resources, ____________, no later than 11:59 p.m. on the seventh calendar day after I sign this General Release. I understand that, if I elect to exercise this revocation right, this General Release shall be voided in its entirety and the Company shall be relieved of all obligations to make the portion of the Severance Package described in Section 6(b) of the Severance Agreement. I may, if I wish, elect to sign this General Release prior to the expiration of the 21-day consideration period, and I agree that if I elect to do so, my election is made freely and voluntarily and after having an opportunity to consult counsel.

AGREED:
[Form of Agreement Only - Do Not Execute]
_____________________________            ______________________________
_____________________________                    Date

ATTACHMENT “B”
to
AMERICAN RESIDENTIAL PROPERTIES, INC.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL VESTING AGREEMENT

(Patricia B. Dietz)

Long Term Incentive Plan Unit Vesting Agreement
Under the American Residential Properties, Inc.
2012 Equity Incentive Plan

[Attached]